Exhibit 10.2

TELEFLEX INCORPORATED

DEFERRED COMPENSATION PLAN

Amended and Restated Effective January 1, 2012

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TELEFLEX INCORPORATED

DEFERRED COMPENSATION PLAN

Teleflex Incorporated, a Delaware corporation (“Corporation”), previously adopted and currently maintains the Teleflex Incorporated Deferred Compensation Plan (“Plan”) to provide a deferred compensation arrangement for the members of its Board of Directors and a select group of management or highly compensated employees of the Corporation and its affiliated entities which participate in this Plan with the consent of the Corporation. The Plan is intended to be an unfunded, nonqualified deferred compensation arrangement as provided under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to satisfy the requirements of a “top hat” plan thereunder and under Labor Regulation Section 2520.104-23.

The Plan was originally effective January 1, 1995. The Plan was amended and restated effective as of January 1, 2009, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the final Treasury Regulations and other guidance issued by the Internal Revenue Service (“IRS”) thereunder. The Plan is hereby amended and restated effective as of January 1, 2012, to incorporate prior amendments and to clarify certain provisions of the Plan in order to be consistent with the operation and administration of the Plan.

ARTICLE I

DEFINITIONS AND GENERAL PROVISIONS

1.1 Definitions. Unless the context requires otherwise, the terms defined in this Section shall have the meanings set forth below. When the defined meaning is intended, the term is capitalized:

(a) Account. The bookkeeping account described in Section 4.1 under which contributions and earnings are credited on behalf of a Participant.

(b) Administrative Committee. The Financial Benefit Plans Committee or such other committee appointed by the Committee or the Board to oversee the administration of the Plan, or any successor thereto.

(c) Beneficiary. The person(s) entitled to receive any distribution hereunder upon the death of a Participant. The Beneficiary for benefits payable under this Plan shall be the beneficiary designated by the Participant in accordance with procedures established by the Administrative Committee as of the Participant’s date of death, or, in the absence of any such designation, the Participant’s estate.

(d) Board. The Board of Directors of the Corporation or the Compensation Committee thereof.

(e) Bonus. An amount paid or payable by the Employer to an Eligible Employee for a Plan Year that is not part of the Eligible Employee’s base salary, wages or commissions and that is either Performance-Based or paid in the discretion of the Employer and thus payable based on criteria other than hours worked.

(f) Change of Control.

(1) Any “person” (as such term is used in Sections 13(d) or 14(d) of the Exchange Act) (other than the Corporation, any majority controlled subsidiary of the Corporation, or the fiduciaries of any Corporation benefit plans) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 20% or more of the total voting power of the voting securities of the Corporation then outstanding and entitled to vote generally in the election of Directors of the Corporation; provided, however, that no Change of Control shall occur upon the acquisition of securities directly from the Corporation;

(2) Individuals who, as of the beginning of any 24-month period, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason during such 24-month period to constitute at least a majority of the Board, provided that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation;

(3) Consummation of (i) a merger, consolidation or reorganization of the Corporation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Corporation immediately prior to such merger, consolidation or reorganization do not, following such merger, consolidation or reorganization, beneficially own, directly or indirectly, at least 65% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity or entities resulting from such merger, consolidation or reorganization, (ii) a complete liquidation or dissolution of the Corporation, or (iii) a sale or other disposition of all or substantially all of the assets of the Corporation, unless at least 65% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity or entities that acquire such assets are beneficially owned by individuals or entities who are or were beneficial owners of the voting securities of the Corporation immediately before such sale or other disposition; or

(4) Consummation of any other transaction determined by resolution of the Board to constitute a Change of Control.

(g) Code. The Internal Revenue Code of 1986, as amended from time to time.

(h) Committee. The Teleflex Incorporated Benefits Policy Committee or any successor thereto.

(i) Compensation. Amounts paid or payable by the Employer to an Eligible Employee for a Plan Year which are includable in income for federal tax purposes, including base salary and variable compensation in the form of commissions (except as otherwise provided herein). Notwithstanding the foregoing, the following amounts are excluded from Compensation: (1) other cash or non-cash compensation, expense reimbursements or other benefits or contributions by the Employer to any other employee benefit plan, other than pre-tax salary deferrals into the Qualified Plan or any Code Section 125 plan sponsored by the Employer or any of its affiliates; (2) any Bonus; (3) amounts realized (A) from the exercise of a stock option, (B) when restricted stock (or property) held by a Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, (C) when the Shares underlying RSUs are payable to a Participant, or (D) from the sale, exchange or other disposition of stock acquired under a qualified stock option; and (4) any amounts that are required to be withheld from a Participant’s wages by the Employer pursuant to Code Section 3102 to satisfy the Participant’s tax obligations under Code Section 3101. With respect to Directors, “Compensation” means the cash retainer fee paid for service as a member of the Board.

(j) Corporation. Teleflex Incorporated or any successor thereto.

(k) Director. A member of the Board of Directors of the Corporation.

(l) Effective Date. January 1, 2012, the date this amended and restated Plan is effective.

(m) Eligible Employee. Any Employee who is (1) among a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA), and (2) designated by the Corporation as eligible to make or receive contributions under Article II of the Plan in accordance with eligibility criteria established from time to time by the Administrative Committee, the Committee or the Board.

(n) Employee. Any person who, on or after the Effective Date, is receiving remuneration for personal services rendered to an Employer (or who would be receiving such remuneration except for an authorized leave of absence).

(o) ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

(p) Employer. The Corporation and any affiliate thereof or successor thereto participating in the Plan.

(q) Exchange Act. The Securities Exchange Act of 1934, as amended.

(r) Participant. Any Director or Eligible Employee who meets the eligibility requirements for participation in the Plan as set forth in Article II and who earns benefits under the Plan.

(s) Performance-Based. A Bonus or other payment of Compensation is Performance-Based if the amount of the payment or the entitlement thereto is contingent on the satisfaction of organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. The organizational or individual performance criteria shall be established in writing no later than 90 days after the beginning of the period of service to which the criteria relate and the outcome must be substantially uncertain at the time the criteria are established. Notwithstanding the above, a Performance-Based Bonus may be based on subjective performance criteria, provided that:

(1) The subjective performance criteria are bona fide and relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire organization); and

(2) The determination that any subjective performance criteria have been met is not made by the Participant or a family member of the Participant (as defined in Code Section 267(c)(4) applied as if the family of an individual includes the spouse of any member of the family) or a person under the effective control of the Participant or such a family member, and no amount of the Bonus of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.

(t) Plan. The Teleflex Incorporated Deferred Compensation Plan, as set forth herein, and as such may be amended from time to time hereafter.

(u) Plan Year. The fiscal year of the Plan, which is the 12 consecutive month period beginning January 1 and ending December 31.

(v) Qualified Plan. The Teleflex 401(k) Savings Plan, as amended from time to time.

(w) Reporting Person. An Eligible Employee or Director who is subject to Section 16 of the Exchange Act.

(x) Separation from Service or Separate from Service. An Eligible Employee separates from service with the Employer if the Eligible Employee dies, retires or otherwise has a termination of employment with the Employer. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Eligible Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Eligible Employee would perform after such date (as an Employee or independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Eligible Employee provided services to the Employer if the Eligible Employee has been providing services for less than 36 months). An Eligible Employee will not be deemed to have experienced a Separation from Service if such Eligible Employee is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six (6) months or, if longer, such longer period of time during which a right to re-employment is protected by either statute or contract. If the period of leave exceeds six (6) months and the individual does not retain a right to re-employment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6)-month period. In the case of a Director, a Separation from Service occurs upon the termination of the Director’s service on the Board, provided, however, that a Director who is also providing services to the Employer as an independent contractor, does not have a Separation from Service until he has separated from service both as a Director and as an independent contractor. If an Eligible

Employee provides services both as an Employee and as a member of the Board, the services provided as a Director are generally not taken into account in determining whether the Eligible Employee has a Separation from Service as an Employee for purposes of the Plan.

(y) Shares. The common shares, $1.00 par value, of the Corporation.

(z) Specified Employee. An Employee who, as of the date of the Employee’s Separation from Service, is a key employee of the Employer. An Employee is a key employee if he meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the 12-month period ending on a Specified Employee Identification Date. The “Specified Employee Identification Date” is September 1 of each calendar year. If an Employee is a key employee as of a Specified Employee Identification Date, the Employee is treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date next following the Specified Employee Identification Date. The “Specified Employee Effective Date” is January 1 of each calendar year.

(aa) Total Disability or Totally Disabled. For purposes of the Plan, a Participant has a Total Disability or is Totally Disabled if the Participant qualifies for either a Social Security disability benefit or disability benefits under the Corporation’s long-term disability program for a period of at least three months.

(bb) Treasury Regulations. Regulations promulgated under the Code by the Secretary of the Treasury.

(cc) Unforeseeable Emergency. An unforeseeable emergency is a severe financial hardship to the Participant resulting from:

(1) An illness or accident of the Participant or the Participant’s spouse, Beneficiary, or dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B));

(2) Loss of the Participant’s property due to casualty, including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster; or

(3) Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, including imminent foreclosure of or eviction from the Participant’s primary residence, the need to pay for medical expenses, including non-refundable deductibles and the cost of prescription drugs, and the need to pay for funeral expenses of a spouse, Beneficiary, or dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)).

The Administrative Committee shall have the power to determine whether a Participant has experienced an Unforeseeable Emergency.

1.2 General Provisions. The masculine wherever used herein shall include the feminine; singular and plural forms are interchangeable. Certain terms of more limited application have been defined in the provisions to which they are principally applicable. The division of the Plan into Articles and Sections with captions is for convenience only and is not to be taken as limiting or extending the meaning of any of its provisions.

ARTICLE II

PARTICIPATION AND COMPENSATION DEFERRALS

2.1 Eligibility. Any Director or Eligible Employee shall become a Participant on the date determined by the Corporation in its sole discretion. In order to receive a benefit under the Plan, however, a Participant must also meet the applicable requirements of this Article II.

2.2 Director Compensation Deferrals.

(a) Initial Election. A Participant who is a Director may elect, within 30 days of the date the Participant first becomes eligible to participate in the Plan (the “Initial Election Period”), to defer receipt of any whole percentage (2% minimum to 100% maximum) of his Compensation for the Plan Year in which he first becomes a Participant, and which is payable for services to be performed after the election.

(b) Annual Election. Prior to the beginning of a Plan Year or at such other time as may be required or permitted by the Treasury Regulations issued under Code Section 409A, a Participant who is a Director entitled to receive Compensation from the Corporation for service on the Board may elect to defer receipt of any whole percentage (2% minimum to 100% maximum) of his Compensation for such Plan Year.

(c) Election Procedure. In order to make an election under (a) or (b), above, a Participant must execute or acknowledge a Compensation deferral election form, or otherwise agree to defer some of his Compensation in accordance with such other procedures, including electronic enrollment, as are established by the Administrative Committee from time to time. Each Compensation deferral election shall specify the amount to be deferred. A Participant’s Compensation deferral election form shall be maintained by or on behalf of the Administrative Committee. An initial deferral election under (a) must be executed, acknowledged, filed or submitted electronically within the Initial Election Period and, except as provided in Section 2.5, shall become irrevocable on the last day of the Initial Election Period. All deferral elections under (b) must be executed, acknowledged, filed or submitted electronically in advance of the beginning of the Plan Year during which the Compensation to be deferred is expected to be earned, or at such other time as may be required or permitted by the Treasury Regulations issued under Code Section 409A and, except as provided in Section 2.5, shall become irrevocable no later than December 31 of the Plan Year for which the Compensation would otherwise be earned. Employer Matching Contributions, if any, will not be made with respect to amounts deferred pursuant to this Section 2.2.

2.3 Eligible Employee Compensation Deferrals.

(a) Initial Election. A Participant who is an Eligible Employee may elect during the Initial Election Period to defer receipt of any whole percentage (2% minimum up to 100% maximum) of his Compensation for the Plan Year in which he first becomes a Participant, and which is payable for services to be performed after the election, or such lesser amount the Administrative Committee determines is appropriate to take into account all required withholding obligations. A Participant who is an Eligible Employee may make a separate election within the Initial Election Period to defer receipt of no less than 10% and no more than 100% of any Bonus earned for the Plan Year in which he first becomes a Participant, or such lesser amount the Administrative Committee determines is appropriate to take into account all required withholding obligations. Any election to defer a portion of a Bonus during the Initial Election Period shall apply only to the ratable portion of the Bonus earned after the date of the election based on the ratio of the number of days in the performance period after the election over the total number of days in the performance period.

(b) Annual Compensation Deferral Election. A Participant who is an Eligible Employee may elect to defer receipt of any whole percentage of his Compensation for a Plan Year (2% minimum up to 100% maximum, or such lesser amount the Administrative Committee determines is appropriate to take into account all required withholding obligations) prior to the beginning of that Plan Year or at such other time as may be required or permitted by the Treasury Regulations issued under Code Section 409A.

(c) Annual Bonus Deferral Election. A Participant who is an Eligible Employee may elect to defer receipt of no less than 10% and no more than 100% of his Bonus, or such lesser amount the Administrative Committee determines is appropriate to take into account all required withholding obligations:

(1) For a Performance-Based Bonus, no later than six (6) months before the end of the 12-month performance period for which the Performance-Based Bonus is awarded or at such other time as may be required or permitted by the Treasury Regulations issued under Code Section 409A, provided that in no event may an election to defer a Performance-Based Bonus be made after the amount of such Bonus has become readily ascertainable within the meaning of Code Section 409A.

(2) If the Bonus is not a Performance-Based Bonus, prior to the beginning of the Plan Year during which such Bonus is expected to be earned or at such other time as may be required or permitted by the Treasury Regulations issued under Code Section 409A.

(d) Election Procedure. In order to make an election under (a), (b) or (c), above, a Participant must execute or acknowledge a deferral election form, or otherwise agree to defer some of his Compensation or Bonus in accordance with such other procedures, including electronic enrollment, as are established by the Administrative Committee from time to time. Each Compensation and Bonus deferral election shall specify the amount to be deferred. A Participant’s Compensation and Bonus deferral election forms shall be maintained by or on behalf of the Administrative Committee. An initial deferral election under 2.3(a) must be executed, acknowledged, filed or submitted electronically within the Initial Election Period and, except as provided in Section 2.5, shall become irrevocable on the last day of the Initial Election Period. All deferral elections under 2.3(b) and (c)(2) must be executed, acknowledged, filed or submitted electronically in advance of the beginning of the Plan Year during which the Compensation or Bonus to be deferred is expected to be earned, or at such other time as may be required or permitted by the Treasury Regulations issued under Code Section 409A and, except as provided in Section 2.5, shall become irrevocable no later than December 31 of the Plan Year preceding the Plan Year for which the Compensation or Bonus would otherwise be earned. A deferral election under 2.3(c)(1) must be executed, acknowledged, filed or submitted electronically no later than six (6) months before the end of the performance period for which the Performance-Based Bonus is awarded, or at such other time as may be required or permitted by Treasury Regulations issued under Code Section 409A and, except as provided in Section 2.5, shall become irrevocable no later than the day that is six (6) months before the end of the 12-month performance period.

2.4 Deferral of Equity-Based Compensation.

(a) Initial Deferral Election. A Participant who receives a restricted stock award or restricted stock unit (“RSU”) award under the Teleflex Incorporated 2000 Stock Compensation Plan, Teleflex Incorporated 2008 Stock Incentive Plan, or any other stock compensation plan in effect from time to time or subsequently adopted by the Corporation (collectively, the “Stock Plan”) may elect under this Plan to defer receipt of any whole number of Shares underlying the restricted stock or RSU award (10% minimum to 100% maximum) if the deferral election is made (i) no later than 30 days after the date of grant, or at such other time as he first obtains a legally binding right to such award, and (ii) at least 12 months before the earliest date at which vesting of the award could occur.

(b) Annual Deferral Election. Prior to the beginning of a Plan Year in which a restricted stock or RSU award may be made under the Stock Plan, a Participant who is potentially eligible to receive such an award in such year may elect under this Plan to defer receipt of any whole number of Shares (10% minimum to 100% maximum) underlying the restricted stock or RSU award.

(c) Election Procedure. In order to make an election under (a) or (b), above, a Participant must execute or acknowledge a deferral election form, or otherwise agree to defer receipt of some of or all of the Shares under the restricted stock or RSU award in accordance with such other procedures, including electronic enrollment, as are established by the Administrative Committee from time to time. Each deferral election shall specify the amount to be deferred. A Participant’s deferral election forms shall be maintained by or on behalf of the Administrative Committee. An initial deferral election under 2.4(a) must be executed, acknowledged, filed or submitted electronically no later than 30 days after the date of grant, or at such other time as may be required or permitted by the Treasury Regulations issued under Code Section 409A, and, except as provided in Section 2.5, shall become irrevocable on the 30th day after the date of grant. All deferral elections under 2.4(b) must be executed, acknowledged, filed or submitted electronically in advance of the beginning of the Plan Year during which a restricted stock or RSU award may be made, or at such other time as may be required or permitted by the Treasury Regulations issued under Code Section 409A and, except as provided in Section 2.5, shall become irrevocable no later than December 31 of the Plan Year preceding the Plan Year in which the restricted stock or RSU award may be made. Any rule under the Stock Plan relating to risk of forfeiture of Shares or RSUs awarded under the Stock Plan shall continue to apply to any portion of an award the receipt of which is deferred under this Plan. Employer Matching Contributions, if any, will not be made with respect to amounts deferred pursuant to this Section 2.4.

(d) Dividends and Stock Splits. One hundred percent (100%) of any cash dividends or cash dividend-equivalents and any cash paid in lieu of fractional shares that are vested and payable with respect to Shares or RSUs, respectively, deferred under this Section 2.4 shall automatically be deferred under this Plan and held and paid under the Plan, in the same manner as the underlying deferred Shares and RSUs. Similarly, unless the Administrative Committee determines otherwise, stock dividends and stock splits and stock dividend-equivalents and stock split-equivalents paid with respect to deferred Shares and/or

RSUs, respectively, shall also automatically be deferred and held and paid under the Plan, in the same manner as the underlying deferred Shares or RSUs. Employer Matching Contributions, if any, will not be made with respect to amounts deferred pursuant to this Section 2.4(c).

2.5 Additional Rules Relating to Deferral Elections.

(a) Timing of Elections; Exceptions to Irrevocable Elections. In all cases, except as may be required or permitted by the Treasury Regulations issued under Code Section 409A, a Participant’s deferral election with respect to any Compensation or Bonus that is not Performance-Based shall be made prior to the time any of the Compensation or Bonus covered by such election is to be earned by such Participant, and a Participant’s deferral election with respect to a Performance-Based Bonus shall be made no later than six (6) months before the end of the 12-month performance period for which the Performance-Based Bonus is awarded, but in no event after the amount of such Performance-Based Bonus has become readily ascertainable within the meaning of Code Section 409A. Notwithstanding the foregoing an election to defer under this Plan may be revoked due to:

(1) The Participant’s suffering an Unforeseeable Emergency;

(2) Receipt by the Participant of a hardship distribution from the Qualified Plan pursuant to Treasury Regulations Section 1.401(k)-1(d)(3); or

(3) The Participant’s disability if the election to defer is cancelled by the later of the end of the Participant’s taxable year or the 15th day of the third month following the date the Participant incurs the disability. For this purpose, “disability” refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

If a Participant’s deferral election is revoked pursuant to this Section 2.5, the Participant may make a new deferral election for a subsequent Plan Year or, with respect to a Performance-Based Bonus, performance period, only in accordance with Sections 2.2, 2.3 and 2.4.

(b) Permitted Deferral Amount. The Board may, in its discretion, change the minimum and maximum amount that may be deferred by some or all Participants from time to time in its sole discretion. Elections shall be made in accordance with procedures established by the Administrative Committee. In addition, special limitations may be established by the Administrative Committee to apply to the deferral of any amount that a Participant is expected to receive.

(c) Automatic Suspension. An election to defer Compensation or a Bonus will be automatically suspended during any unpaid leave of absence or temporary layoff. Any deferral of Compensation or Bonus suspended in accordance with the provisions of this paragraph shall be automatically resumed, without the necessity of any action by the Participant, upon return to employment at the expiration of such suspension period.

2.6 Employer Matching Contributions. The Employer may, in its discretion, credit to a Participant’s Account each Plan Year during which the Participant is selected to receive Employer Matching Contributions, an amount determined in accordance with the following formula:

(a) 100% of the amount of Compensation that the Participant defers for the Plan Year pursuant to Section 2.3 up to 3% of Compensation for such Plan Year; plus

(b) 100% of the Bonus amount that the Participant defers for the Plan Year pursuant to Section 2.3 up to 3% of the Bonus for such Plan.

The Matching Contribution formula described above may vary from year to year or among Participants in the discretion of the Employer. For purposes of Section 2.6(b), the Committee shall have the discretionary authority to determine whether the “Bonus” includes any non-Performance-Based Bonus. All amounts credited under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses, are referred to as “Employer Matching Contributions.”

2.7 Employer Non-Elective Contributions. The Employer may, in its discretion, credit to a Participant’s Account each Plan Year during which the Participant is selected to receive Employer Non-Elective Contributions an amount determined in accordance with the following formula:

5% x the sum of the Participant’s Compensation for the Plan Year and the Participant’s annual cash Bonus paid during the Plan Year (excluding any Long Term Incentive Award under the Teleflex Incorporated Executive Incentive Plan);

less

the maximum matching contribution that the Participant could receive under the Qualified Plan for the Plan Year if the Participant deferred the maximum possible amount under the Qualified Plan for the Plan Year.

For purposes of this Section 2.7, the Committee shall have the discretionary authority to determine whether the “annual cash Bonus” includes any non-Performance-Based Bonus. All amounts credited under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses, are referred to as “Employer Non-Elective Contributions.”

2.8 Prior Plan Credits. If an Eligible Employee was a participant in the Teleflex Incorporated Supplemental Executive Retirement Plan (“SERP”) on December 31, 2008, and had not Separated from Service before December 31, 2008, the Employer credited the lump sum present value of the Participant’s accrued benefit in the SERP as of December 31, 2008 to the Participant’s Account in the Plan. All amounts credited under this provision to the Accounts of Participants in the Plan, as adjusted for earnings or losses, are referred to as “Prior Plan Credits.” A schedule of the Prior Plan Credits shall be maintained by the Administrative Committee. Employer Matching Contributions, if any, will not be made with respect to Prior Plan Credits made pursuant to this Section 2.8.

2.9 Deferred Benefits. Any amounts deferred by a Participant pursuant to Sections 2.2, 2.3, and 2.4, plus Employer Matching Contributions credited pursuant to Section 2.6, if any, Employer Non-Elective Contributions credited pursuant to Section 2.7, if any, and a Participant’s

Prior Plan Credits described in Section 2.8, if any, shall constitute the deferred benefits payable under the Plan (“Deferred Benefits”). Solely for the purpose of measuring the amount of the Employer’s obligations to each Participant or his Beneficiaries under the Plan, the Administrative Committee will maintain an Account for each Participant in the Plan. The Administrative Committee will credit a Participant’s Deferred Benefit to the Participant’s Account from time to time as the deferred amounts otherwise would have been earned by the Participant.

2.10 Eligibility List; Suspension of Active Participation. The Administrative Committee shall maintain a written list of those Employees who then qualify as Eligible Employees under the Plan, as determined by the eligibility criteria established by the Corporation. Any Participant not listed as an Eligible Employee for a given Plan Year or who is not a Director for a given Plan Year shall cease to have any right to defer any Compensation for such Plan Year or any Bonus or equity-based compensation earned in or awarded with respect to such Plan Year, or to receive an Employer Matching Contribution, if any, or Employer Non-Elective Contribution, if any, for such Plan Year. However, any amounts credited to the Account of a Participant whose participation is suspended shall otherwise continue to be maintained under the Plan in accordance with its terms.

2.11 Termination of Participation. Once an Eligible Employee or Director becomes a Participant, such individual shall continue to be a Participant until such individual (i) ceases to be a Director or an Eligible Employee, and (ii) ceases to have any vested interest in the Plan (as a result of distributions made to such Participant or his Beneficiary, if applicable, or otherwise).

2.12 Participation by Other Employers. Each corporation or other entity with U.S. employees that is a member of the same controlled group as the Corporation (within the meaning of Code Sections 414(b) and (c)) shall be a participating employer under the Plan unless determined otherwise by the Corporation. Participating affiliates that cease to be a member of the same controlled group as the Corporation within the meaning of Code Sections 414(b) and (c) are no longer eligible to participate in the Plan (i.e., they cease to be an Employer) effective as of the date that they cease to qualify as a controlled group member. Participants who are Employees of such an employer shall no longer be eligible to participate effective as of the date that their employer becomes ineligible.

2.13 Reemployed or Transferred Participants. If a Participant has ceased being eligible to participate in the Plan (other than the accruals of earnings on his Account, if any) for any reason, regardless of whether all amounts deferred under the Plan have yet been paid, and subsequently becomes eligible to participate in the Plan again, such Participant may be treated as being initially eligible to participate in the Plan and eligible to make a deferral election within the Initial Election Period if he has not been eligible to participate in the Plan (other than the accrual of earnings on his Account, if any) at any time during the 24 month period ending on the date the individual again becomes an Eligible Employee or Director under the Plan.

ARTICLE III

VESTING

3.1 Vesting. A Participant will always be 100% vested in the portion of his Account that consists of deferrals pursuant to Sections 2.2 and 2.3 and earnings allocable thereto. Any equity-based compensation (restricted stock or RSU awards) deferred hereunder shall be subject to the vesting requirements stated in the award agreement for such compensation. A

Participant shall become 100% vested in the portion of his Account deriving from Employer Matching Contributions, if any, under Section 2.6 after he completes two (2) Years of Service or, if earlier, the date the Participant reaches his Normal Retirement Date, dies or sustains a Total Disability while employed by the Employer. A Participant shall become 100% vested in the portion of his Account deriving from Employer Non-Elective Contributions, if any, under Section 2.7 after he completes five (5) Years of Service or, if earlier, the date the Participant reaches his Normal Retirement Date, dies or sustains a Total Disability while employed by the Employer. Except as otherwise agreed to by the Board, if a Participant has a Separation from Service with the Employer before satisfying the vesting requirements, all rights of the Participant, his Beneficiaries, executors, administrators, or any other person to receive any Employer Matching Contributions or Employer Non-Elective Contributions, as applicable, credited to his Account under this Plan shall be forfeited. A “Year of Service” is a 12 consecutive month period during which the Participant was employed by the Employer, beginning on the date an Eligible Employee performs his first hour of service with the Employer and each anniversary thereof, without regard to any number of hours of service. A Participant’s “Normal Retirement Date” is the date on which a Participant attains age 65. If a Participant has a Separation from Service but is subsequently re-employed by the Employer, no benefits forfeited hereunder shall be reinstated unless otherwise determined by the Board in its sole discretion.

A Participant shall become 100% vested in the amount credited to his Account pursuant to Section 2.8, if any, after he has been credited with five (5) years of “continuous service” (determined in accordance with the Teleflex Incorporated Retirement Income Plan) or, if earlier, the date the Participant reaches his Normal Retirement Date while employed by the Employer. If a Participant has a Separation from Service with the Employer before being credited with five (5) years of continuous service or reaching his Normal Retirement Date, all rights of the Participant, his Beneficiaries, executors, administrators, or any other person to receive any amount credited to his Account under Section 2.8 shall be forfeited. If a Participant has a Separation from Service but is subsequently re-employed by the Employer, no benefits forfeited hereunder shall be reinstated unless otherwise determined by (i) with respect to Participants who are not Reporting Persons, the Administrative Committee in its sole discretion and (ii) with respect to Participants who are Reporting Persons, the Board in its sole discretion.

3.2 Confidentiality and Non-Competition Agreement. In its discretion, the Employer may require any Eligible Employee who becomes a Participant in the Plan to execute a confidentiality and non-competition agreement with the Employer in consideration of the Deferred Benefits to be provided hereunder.

ARTICLE IV

ACCOUNTS AND INVESTMENTS

4.1 Record of Account. Solely for the purpose of measuring the amount of the Employer’s obligations to each Participant or his Beneficiaries under the Plan, the Employer will maintain a separate bookkeeping record, an Account, for each Participant in the Plan. The Corporation, in its discretion, may either credit a hypothetical earnings rate to the Participant’s Account balance for the Plan Year, or may actually invest an amount equal to the amount credited to the Participant’s Account from time to time in an account or accounts in its name with investment media or companies, which investment options may include some or all of those used for investment purposes under the Qualified Plan, as determined by the Corporation in its discretion. The Corporation may also establish a deferred compensation trust that qualifies as a so-called “rabbi” trust meeting applicable requirements of Code Section 409A. If such separate investments are made, the Participant may be permitted to direct the investment of all or a portion of the Corporation’s accounts allocable to him under the Plan in the same manner he is permitted to direct the investment of his account in the Qualified Plan, except that certain of the investment options may not be available options under this Plan. If the Corporation, in its sole discretion, selects investment options from which Participants may elect, a Participant’s investment elections shall indicate how the Participant’s Account and future amounts credited to his Account (other than deferred restricted stock and RSUs and associated dividends, dividend equivalents or other distributions) should be deemed invested among the options available under the Plan. If applicable, a Participant shall make investment elections for his Account at the time of his initial deferral election with respect to Deferred Benefits (other than deferred restricted stock and RSUs). A Participant’s investment elections shall remain in effect unless and until changed by the Participant in accordance with the procedures established by the Administrative Committee from time to time and at the time(s) permitted by the Administrative Committee. Any such change in investment election shall be applied to future Plan Years until further notice is given by the Participant changing the election in accordance with the requirements of this Section. In no event, however, shall a Participant who is a Reporting Person be permitted to change any amounts invested in any other investment alternative to the Teleflex Stock Account (as defined below) without the prior written approval of the Administrative Committee. In addition, a Participant who is a Reporting Person shall not be permitted to change any investment in the Teleflex Stock Account to any other investment alternative without the prior written approval of the Administrative Committee. After a Participant ceases to be a Reporting Person, such Participant may again change investments into or out of the Teleflex Stock Account in accordance with rules established by the Administrative Committee and without regard to the above restrictions. The Corporation is not obligated to make any particular investment options available and, if investment options are in fact made available, the Corporation may, from time to time in its sole discretion, change the investment alternatives. Nothing herein shall be construed to confer on the Participant the right to continue to have any particular investment available.

The Corporation will credit the Participant’s Account with hypothetical or actual earnings or losses at least annually based on the earnings rate declared by the Corporation or the performance results of the Corporation’s account(s) invested pursuant to the Corporation’s or the Participant’s directions, and shall determine the fair market value of the Participant’s Account based on the bookkeeping record or the fair market value of the portion of the Corporation’s accounts representing the Participant’s Account. The determination of the earnings, losses or fair market value of the Participant’s Account may be adjusted by the Corporation to reflect its payroll, income or other taxes or costs associated with the Plan, as determined by the Corporation in its sole discretion.

4.2 Special Rules Applicable to Investments in Shares. Subject to the provisions of this Article IV, a Participant may elect to have all or a portion of his Account (other than deferred restricted stock and RSUs and associated dividends, dividend equivalents or other distributions) deemed invested in Shares. Restricted stock and RSUs that are deferred under the Plan, as well as any associated dividends, dividend equivalents or other distributions made with respect to such deferred awards, are automatically deemed invested in Shares. Amounts deemed invested in Shares are referred to as “Share Election Accumulations.” Any portion of an Account deemed invested in Shares shall be distributed in the form of Shares.

On the date when the amounts to be credited to the Participant’s Share Election Accumulations are otherwise allocated to his Account, the Corporation will credit to a separate sub-account (the Participant’s “Teleflex Stock Account”) a number of hypothetical Shares (and fractions thereof) having a Value equal to the Share Election Accumulations. For purposes of this Plan, the “Value” of a Share on a particular day shall mean the closing trading price of a Share on the New York Stock Exchange on that day (or, if there is no trading of the Shares on that day, on the most recent previous date on which trading occurred).

If any Organic Change shall occur, then the Committee or Board shall make such substitutions or adjustments as it deems appropriate and equitable to each Participant’s Teleflex Stock Account (if any). In the case of Organic Changes, such adjustments may include, without limitation, (a) the cancellation of outstanding Shares in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Shares, as determined by the Committee or Board in their sole discretion, (b) the substitution of other property (including, without limitation, cash or other securities of the Corporation and securities of entities other than the Corporation) for the Shares, and (c) in connection with any Disaffiliation, arranging for the assumption or replacement of Shares with new shares based on other property or other securities (including, without limitation, other securities of the Corporation and securities of entities other than the Corporation), by the affected subsidiary, affiliate or division or by the entity that controls such subsidiary, affiliate or division following such Disaffiliation (as well as any corresponding adjustments to awards that remain based upon Corporation securities). An “Organic Change” includes (1) a stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of the Corporation (each, a “Share Change”), or (2) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, disaffiliation from the Corporation of a subsidiary or division (“Disaffiliation”), or similar event affecting the Corporation or any of its subsidiaries (each, an “Organic Change”). If the assets held in the Participant’s Teleflex Stock Account immediately after such adjustment are not equity securities, then the Participant shall be permitted to re-direct the investment thereof into the other investment choices then available under this Plan.

In the case of the Teleflex Stock Account (if any) of a Participant, the earnings (or losses) credited to such account shall consist solely of dividend equivalent credits pursuant to this paragraph. Whenever a dividend or other distribution is made with respect to the Shares, then the Teleflex Stock Account of a Participant shall be credited, on the payment date for such dividend or other distribution (the “Dividend Payment Date”), with a number of additional Shares having a Value, as of the Dividend Payment Date, based upon the number of Shares deemed to be held in the Participant’s Teleflex Stock Account as of the record date for such dividend or other distribution (the “Dividend Record Date”), if such Shares were outstanding. If such dividend or other distribution is in the form of cash, the number of Shares so credited shall be a number of Shares (and fractions thereof) having a Value, as of the Dividend Payment Date, equal to the amount of cash that would have been distributed with respect to the Shares deemed to be held in the Participant’s Teleflex Stock Account as of the Dividend Record Date, if such Shares were outstanding. If such dividend or other distribution is in the form of Shares, the number of Shares so credited shall equal the number of such Shares (and fractions thereof) that would have been distributed with respect to the Shares deemed to be held in the Participant’s Teleflex Stock Account as of the Dividend Record Date, if such Shares were outstanding. If such dividend or other distribution is in the form of property other than cash or Shares, the number of Shares so credited shall be a number of Shares (and fractions thereof) having a Value, as of the Dividend Payment Date, equal to the value of the property that would have been distributed with respect to the Shares deemed to be held in the Participant’s Teleflex Stock Account as of the Dividend Record Date, if such Shares were outstanding. The value of such property shall be its fair market value as of the Dividend Payment Date, determined by the Board based upon market trading if available and otherwise based upon such factors as the Board deems appropriate.

Notwithstanding the foregoing, the Administrative Committee may, in its sole discretion, determine that no dividend reinvestment in Shares may be permitted for Reporting Persons or for any Participant. In that event, the cash value of any dividend or other distribution with respect to Shares shall be invested in an alternate investment option under the Plan, as determined by the Administrative Committee in its sole discretion. To the extent that the dividend or other distribution is made in a form other than cash, the Shares or other property shall be liquidated to cash as soon as administratively practicable and thereafter invested as indicated herein.

ARTICLE V

DISTRIBUTIONS

5.1 Time of Payment. A Participant’s Account balance shall generally be distributed or begin to be distributed on the Distribution Date elected by the Participant. A Participant may elect one of the following “Distribution Dates” for his Account balance:

(a) The month of January of the Plan Year following the Plan Year in which the Participant’s Separation from Service occurs;

(b) The month of January of the Plan Year that is a pre-selected number of months or years after the Participant’s Separation from Service occurs; or

(c) An alternative date elected by the Participant. The alternative date elected by a Participant shall be no earlier than the first day of the fifth calendar year following the date of the Participant’s initial deferral election.

A Participant shall elect a Distribution Date for his Account balance at the time of his initial deferral election with respect to Deferred Benefits in accordance with the provisions of Article II. If a Participant does not elect a Distribution Date at the time of his initial deferral election, the Participant is deemed to have elected to receive (or begin to receive) payment of his Account in the month of January of the Plan Year following the Plan Year in which the Participant’s Separation from Service occurs.

In addition, if a Participant is a Specified Employee, he has selected a Distribution Date based on (a) or (b), above, and the Distribution Date is less than six (6) months after his Separation from Service, the Participant’s Account will be distributed or begin to be distributed on the first business day of the seventh month following his Separation from Service.

If a Participant elects an alternative date for distribution of his Account balance and the Participant has not experienced a Separation from Service by the end of the Plan Year prior to the Plan Year in which the alternative date will occur, the Participant must elect another time of payment for any amounts credited to his Account for the Plan Year in which the alternative date occurs and subsequent Plan Years. The election must be made by the last day of the Plan Year preceding the Plan Year in which the alternative date will occur in accordance with the procedures established by the Administrative Committee. If a Participant does not elect a time of payment for any amounts credited to his Account for the Plan Year in which the alternative date occurs and subsequent Plan Years by the last day of the Plan Year preceding the Plan Year in which the alternative date will occur, the Participant is deemed to have elected to receive payment (or begin to receive payment) of any amounts credited to his Account for the Plan Year in which the alternative date occurs and subsequent Plan Years in the month of January of the Plan Year following the Plan Year in which the Participant’s Separation from Service occurs, subject to the limitation set forth in the paragraph above if the Participant is a Specified Employee.

5.2 Form of Payment. A Participant shall elect the form in which his Account balance will be distributed at the time of his initial deferral election with respect to Deferred Benefits in accordance with the provisions of Article II. Distribution may be made in a lump sum payment or in approximately equal annual installments over either a five (5) or 10-year period. If the Participant does not elect a form of payment at the time of his initial deferral election, the Participant is deemed to have elected to receive payment of his Account in the form of a lump sum payment. If an annual installment payment method is the selected form of payment for a Participant’s Account, the amount of the annual benefit shall equal the amount necessary to fully distribute the Participant’s Account as an annual benefit payable over the installment period, consistent with the following methodology: the amount payable as the annual installment shall equal the value of the Participant’s Account as of the most recent Account valuation date, multiplied by a fraction, the numerator of which is one and the denominator of which is the number of annual installments remaining in the installment period elected by the Participant. For example, assuming a 10 year installment payment period applies, the amount distributed at each of the distribution dates would represent the value of the Participant’s Account as of the most recent valuation date preceding the actual distribution date times the following factors: year one – 10% (1/10); year two – 11.11% (1/9); year three – 12.5% (1/8); year four – 14.29% (1/7); year five – 16.66% (1/6); year six – 20% (1/5); year seven – 25% (1/4); year eight – 33.33% (1/3); year nine – 50% (1/2) and year ten – 100% (1/1).

If a Participant elects an annual installment payment method for his Account, the first installment will be paid on his Distribution Date and subsequent annual installments will be paid in the month of January of each year thereafter until the Participant’s Account is distributed in full. However, if a Participant elects an annual installment payment method for his Account, the Participant is a Specified Employee, his Distribution Date is set forth in Section 5.1(a) or (b) and the Distribution Date is less than six (6) months after his Separation from Service, the first installment payment will be made on the first business day of the seventh month following his Separation from Service, with subsequent annual installments to occur in the January of each year thereafter until the Participant’s Account is distributed in full.

Payments of amounts credited to the Participant’s Account, other than amounts credited to the Participant’s Teleflex Stock Account, if any, will be made in U.S. dollars. Amounts credited to a Participant’s Teleflex Stock Account shall be paid in the form of Shares.

If a Participant elects an alternative date for distribution of his Account balance and the Participant has not experienced a Separation from Service by the end of the Plan Year prior to the Plan Year in which the alternative date will occur, the Participant must elect another form of payment for any amounts credited to his Account for the Plan Year in which the alternative date occurs and subsequent Plan Years. The election must be made by the last day of the Plan Year preceding the Plan Year in which the alternative date will occur in accordance with the procedures established by the Administrative Committee. If a Participant does not elect a form of payment for any amounts credited to his Account for the Plan Year in which the alternative date occurs and subsequent Plan Years by the last day of the Plan Year preceding the Plan Year in which the alternative date will occur, the Participant is deemed to have elected to receive payment of any amounts credited to his Account for the Plan Year in which the alternative date occurs and subsequent Plan Years in the form of a lump sum payment.

5.3 Changing the Time and/or Form of Payment. Except as otherwise permitted by Code Section 409A and the Treasury Regulations and other IRS guidance issued thereunder, a Participant may elect a new time and/or form of payment for his Account during the annual deferral election period prior to the beginning of each Plan Year or at such other times permitted by the Administrative Committee, in accordance with the procedures established by the Administrative Committee, subject to the following requirements:

(a) The election shall not take effect until the 12 month anniversary of the last day of the Plan Year in which the election is made if the election is made during the annual deferral election period prior to the beginning of a Plan Year or, if the election is made at another time permitted by the Administrative Committee, the 12 month anniversary of the date the election is made and filed with the Administrative Committee in accordance with the procedures established by the Administrative Committee;

(b) A new Distribution Date cannot be earlier than the fifth (5th) anniversary of the Distribution Date being changed;

(c) If the Participant is electing to receive payment of his Account in the form of a lump sum payment, the lump sum payment shall not be made less than five (5) years after the Distribution Date in effect immediately prior to the election change;

(d) If the Participant is electing to receive payment of his Account in the form of installment payments, the first installment payment shall not be made less than five (5) years after the Distribution Date in effect immediately prior to the election change; and

(e) Any new election must be made at least 12 months before the date on which payment of the Participant’s Account would have otherwise been made or commenced.

For purposes of electing a new time and/or form of payment, installment payments are treated as a single payment. A Participant may not change the time or form of payment of his Account in a manner that does not comply with Code Section 409A.

If a time or form of payment election is made or changed and distribution is triggered before 12 months have elapsed, the distribution will be made in accordance with the time or form of payment election, respectively, in effect prior to the change (including any deemed election).

5.4 Distribution upon Death. In the event of the death of the Participant while receiving benefit payments under the Plan, the Beneficiary or Beneficiaries designated by the Participant shall be paid the remaining payments due under the Plan in accordance with the method of distribution in effect to the Participant at the date of death. In the event of the death of the Participant prior to the commencement of the distribution of benefits under the Plan, such benefits shall be paid to the Beneficiary or Beneficiaries designated by the Participant as soon as administratively practicable, but no more than 90 days, after the Participant’s death, in the form elected (or deemed to be elected) by the Participant upon initial enrollment in the Plan or at least 12 months prior to his death. Each Participant may elect a form of payment to apply to distributions made upon death that is different from the form of payment applicable to other payment events. The Participant may change his election of a form of payment applicable upon his death prior to payment of his Account pursuant to an election made during the annual deferral election period prior to the beginning of each Plan Year or at such other times permitted by the Administrative Committee, in accordance with the procedures established by the Administrative Committee. If a form of payment election is made or changed after initial enrollment, such change shall only become effective if made more than 12 months prior to the Participant’s death, and if the Participant dies before 12 months have elapsed, the distribution will be made in accordance with the form of payment election in effect prior to the change (including any deemed form of payment election).

5.5 Special Rules for Prior Plan Credits. Amounts credited to a Participant’s Account as Prior Plan Credits shall be payable at the same time and in the same form as the rest of the Participant’s Account.

5.6 Lump Sum Distribution of Small Amounts or upon a Change of Control. If the value of a Participant’s entire Account as of the date it becomes distributable is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code, then the Participant’s entire Account balance shall be payable as a single lump sum notwithstanding any other election that may be in effect. The payment must result in the termination and liquidation of the Participant’s entire Plan Account and all deferred amounts subject to any other agreements, methods, programs, or arrangements for the Participant that must be aggregated with the Plan pursuant to Treasury Regulations Section 1.409A-1(c)(2).

In addition, if a Participant has a Separation from Service within two years of a “change in control” (within the meaning of Code Section 409A) of the Corporation, then the Participant’s Account shall be payable in a single lump sum within 90 days following the Participant’s Separation from Service following the change in control, and alternative elections in effect by the Participant shall no longer apply. Notwithstanding the foregoing, if the Participant is a Specified Employee for the year in which the Separation from Service occurs, such lump sum payment shall be made on the first business day of the seventh month following his Separation from Service.

5.7 Withdrawals for Unforeseeable Emergency. Upon the occurrence of an Unforeseeable Emergency, the Participant shall be eligible to receive payment from his Account of the amount reasonably necessary to satisfy the emergency need plus amounts necessary to pay Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the payment, after taking into account any additional compensation that is available due to the cancellation of the Participant’s deferral election, and the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship). The amount determined to be properly distributable under this Section 5.7 and applicable Treasury Regulations under Code Section 409A shall be payable in a single lump sum only. It shall be the responsibility of the Participant seeking to make a withdrawal under this Section 5.7 to demonstrate to the Administrative Committee that an Unforeseeable Emergency has occurred and to document the amount properly distributable hereunder. After a distribution on account of an Unforeseeable Emergency, a Participant’s deferral elections shall cease and such Participant will not be permitted to participate in the Plan or elect additional deferrals until the next enrollment following one full year from the date of the distribution on account of an Unforeseeable Emergency. Such future deferral elections following a distribution on account of an Unforeseeable Emergency will be treated as an initial deferral election and subject to the rules applicable thereto under the Plan and Code Section 409A.

5.8 Acceleration of Payment. The acceleration of the time and/or form of any payment of a Participant’s Account determined in accordance with the provisions of this Article V, above, shall not be made except due to Unforeseeable Emergency, as described in Section 5.7, or as set forth below and otherwise permitted by Code Section 409A and the Treasury Regulations and other guidance issued thereunder:

(a) Domestic Relations Order. A payment of all or part of the Participant’s Account may be made to a spouse, former spouse or other dependent under the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)). The Administrative Committee shall determine whether a payment should be made pursuant to the terms of a domestic relations order and the time and form of such payment.

(b) Employment Taxes. A payment of all or part of the Participant’s Account may be made to the extent necessary to pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2) on amounts deferred under the Plan (the “FICA Amount”), income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. The total payment under this Section shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount.

(c) Payment of State, Local or Foreign Taxes. Payment may be made to reflect payment of state, local or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant, plus the income tax at source on wages imposed under Code Section 3401 as a result of such payment; provided, however, that the amount of the payment may not exceed the amount of the taxes due, and the income tax withholding related to such state, local and foreign tax amount.

(d) Income Inclusion under Code Section 409A. Payment may be made at any time the Plan fails to meet the requirements of Code Section 409A and the Treasury Regulations issued thereunder; provided, however, that payment cannot exceed the amount required to be included in income as a result of the failure to comply.

(e) Certain Offsets. Payment may be made as satisfaction of a debt of the Participant to the Employer where: (1) the debt is incurred in the ordinary course of the employment relationship; (2) the entire amount of the offset in any of the Participant’s taxable years does not exceed $5,000; and (3) the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(f) Bona fide Disputes as to a Right to a Payment. Payment may be made where the payment occurs as a part of a settlement between the Participant and Employer of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount. Whether a payment qualifies for this exception is based on all relevant facts and circumstances. A payment will be presumed not to meet this exception unless the payment is subject to a substantial reduction in the value of the payment made in relation to the amount that would have been payable without the dispute. Further, a payment will be presumed not to meet this exception if the payment is made proximate to a downturn in the financial health of the Employer. This provision does not apply to disputes that relate only to when (and not whether) a payment is due.

(g) Plan Termination or Liquidation. Payment may be made upon the termination or liquidation of the Plan in accordance with Treasury Regulations Section 1.409A-3(j)(4)(ix).

(h) Other Permissible Reasons. Payment may be made under the Plan as a result of such other events and conditions as the Commissioner of the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

5.9 Delay of Payment.

(a) Specified Employees. A Participant who is a Specified Employee and is entitled to a distribution due to a Separation from Service may not receive a distribution under the Plan until a date that is at least six (6) months after the date of the Separation from Service. In addition, the Corporation may in its discretion delay any payment due under the Plan to the extent permitted by Code Section 409A and the Treasury Regulations thereunder.

(b) Compensation Deduction Limits. If the Administrative Committee reasonably anticipates that the limits on compensation imposed by Code Section 162(m) would reduce or eliminate the Employer’s deduction for a payment made under the Plan, the Administrative Committee may delay the payment date. If a payment is delayed under this Section 5.9(b), the payment must be made either:

(1) During the Participant’s first taxable year in which the Administrative Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during that year, the deduction will not be prohibited by Code section 162(m); or

(2) During the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the taxable year of the Employer in which the Participant Separates from Service or the 15th day of the third month following the Participant’s Separation from Service.

If a payment date is delayed under this Section 5.9(b) to a date on or after the Participant’s Separation from Service, the payment will be considered a payment upon a Separation from Service and if applicable, the six (6)-month delay described in Section 5.9(a) for Specified Employees will apply.

(c) Federal Securities Laws or Other Applicable Law. If the Administrative Committee reasonably anticipates that a payment would violate Federal securities or other applicable laws, the Administrative Committee may delay any such payment until the earliest date that the Administrative Committee reasonably anticipates that the payment will not cause a violation. Payments that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code are not treated as a violation of applicable law.

(d) Bona Fide Business Concerns. The Administrative Committee may delay payment where the payment would jeopardize the ability of the Employer to continue as a going concern. Payment shall be made during the Participant’s first taxable year in which the making of the payment would not have such an effect.

(e) Objective, Nondiscretionary Formula. The Administrative Committee may delay payment due to the operation of a prespecified objective, nondiscretionary formula related to the Employer’s business performance, provided that the time for later payment is governed by the objective, nondiscretionary formula.

(f) Disputed Payments or the Employer’s Refusal to Pay. If there is a dispute regarding the validity of a claim for payment or an Employer refuses to pay some or all of an amount payable under the Plan, the payment may be delayed if:

(1) The Participant accepts the portion (if any) of the payment that the Employer is willing to make (unless such acceptance will result in a forfeiture of the claim to all or part of the remaining amount);

(2) The Participant makes prompt and reasonable good faith efforts to collect the disputed amounts; and

(3) Any further payment (including payment of a lesser amount that satisfies the obligation to make the payment) is actually made no later than the end of the Participant’s first taxable year in which: (a) there is a legally binding settlement; (b) the Employer concedes that the amount is payable; or (c) the Employer is required to make such payment pursuant to a final and nonappealable judgment or other binding decision.

5.10 Assignment and Assumption of Liabilities. In the discretion of the Corporation, upon the cessation of participation in the Plan by any Participant solely due to the employer of that Participant no longer qualifying as a member of the controlled group of Teleflex Incorporated within the meaning of Code Sections 414(b) and (c), all liabilities associated with the Account of such Participant may be transferred to and assumed by the Participant’s employer under a deferred compensation plan established by such employer that is substantially identical to this Plan and that preserves the deferral and payment elections in effect for the Participant under this Plan to the extent required by Code Section 409A. Any such Participant shall not be deemed to have incurred a Separation from Service for purposes of the Plan by virtue of his employer’s ceasing to be a member of the controlled group of Teleflex Incorporated. The foregoing provision shall be interpreted and administered in compliance with the requirements of Code Section 409A.

ARTICLE VI

PLAN ADMINISTRATION

6.1 Administration. The Plan shall be administered by the Administrative Committee as an unfunded deferred compensation plan that is not intended to meet the qualification requirements of Code Section 401 and that is intended to meet all applicable requirements of Code Section 409A.

6.2 Administrative Committee. The Administrative Committee will operate and administer the Plan and shall have all powers necessary to accomplish that purpose, including, but not limited to, the discretionary authority to interpret the Plan, the discretionary authority to determine all questions relating to the rights and status of Eligible Employees and Participants, and the discretionary authority to make such rules and regulations for the administration of the Plan as are not inconsistent with the terms and provisions hereof or applicable law, as well as such other authority and powers relating to the administration of the Plan, except such as are reserved by the Committee or Board or by the Plan to the Committee or the Board. All decisions made by the Board, Committee or the Administrative Committee shall be final.

Without limiting the powers set forth herein, the Administrative Committee shall have the power (a) to change or waive any requirements of the Plan to conform with Code Section 409A or other applicable law or to meet special circumstances not anticipated or covered in the Plan; (b) to determine the times and places for holding meetings of the Administrative Committee and the notice to be given of such meetings; (c) to employ such agents and assistants, such counsel (who may be counsel to the Corporation), and such clerical and other services as the Administrative Committee may require in carrying out the provisions of the Plan; and (d) to authorize one or more of their number or any agent to execute or deliver any instrument on behalf of the Administrative Committee.

The members of the Administrative Committee, the Committee, and the Corporation and its officers and Directors, shall be entitled to rely upon all valuations, certificates and reports furnished by any funding agent or service provider, upon all certificates and reports made by an accountant, and upon all opinions given by any legal counsel selected or approved by the Administrative Committee, and the members of the Administrative Committee, the Committee, and the Corporation and its officers and Directors shall, except as otherwise provided by law, be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any such valuations, certificates, reports, opinions or other advice of a funding agent, service provider, accountant or counsel.

6.3 Statement of Participant’s Account. The Administrative Committee shall, as soon as practicable after the end of each Plan Year, provide to each Participant a statement setting forth the Account of such Participant under Section 4.1 as of the end of such Plan Year. Such statement shall be deemed to have been accepted as correct unless written notice to the contrary is received by the Administrative Committee within 30 days after providing such statement to the Participant. Account statements may be provided more often than annually in the discretion of the Administrative Committee.

6.4 Filing Claims. Any Participant, Beneficiary or other individual (hereinafter a “Claimant”) entitled to benefits under the Plan, or otherwise eligible to participate herein, shall be required to make a claim with the Administrative Committee (or its designee) requesting payment or distribution of such Plan benefits (or written confirmation of Plan eligibility, as the case may be), on such form or in such manner as the Administrative Committee shall prescribe. Unless and until a Claimant makes proper application for benefits in accordance with the rules and procedures established by the Administrative Committee, such Claimant shall have no right to receive any distribution from or under the Plan.

6.5 Notification to Claimant. If a Claimant’s application is wholly or partially denied, the Administrative Committee (or its designee) shall, within 90 days, furnish to such Claimant a written notice of its decision. Such notices shall be written in a manner calculated to be understood by such Claimant, and shall contain at least the following information:

(a) The specific reason or reasons for such denial;

(b) Specific reference to pertinent Plan provisions upon which such denial is based;

(c) A description of any additional material or information necessary for such Claimant to perfect his claim, and an explanation of why such material or information is necessary; and

(d) An explanation of the Plan’s claim review procedure describing the steps to be taken by such Claimant, if he wishes to submit his claim for review.

6.6 Review Procedure. Within 60 days after the receipt of such notice from the Administrative Committee, such Claimant, or the duly authorized representative thereof, may request, by written application to the Plan, a review by the Administrative Committee (the Board in the case of Reporting Persons) of the decision denying such claim. In connection with such review, such Claimant, or duly authorized representative thereof, shall be entitled to receive any and all documents pertinent to the claim or its denial and shall also be entitled to submit issues and comments in writing. The decision of the Administrative Committee (the Board in the case of Reporting Persons) upon such review shall be made promptly and not later than 60 days after the receipt of such request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after the Administrative Committee’s (the Board’s in the case of Reporting Persons) receipt of a request for review. Any such decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. In the event of a genuine dispute regarding the amount or timing of payments under the Plan, a delay in the payment of Plan benefits shall not cause a violation of Code Section 409A to the extent such delay satisfies the conditions set forth in Code Section 409A and the Treasury Regulations thereunder.

6.7 Payment of Expenses. All costs and expenses incurred in administering the Plan shall be paid from the Plan unless the Corporation elects to pay the costs and expenses.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1 Amendment. The Corporation has reserved, and does hereby reserve, the right at any time and from time to time by action of the Board or the Committee (or by action of the Administrative Committee if and to the extent that the Board or the Committee has delegated the authority to amend the provisions of the Plan to such committee) to amend, modify or alter any or all of the provisions of the Plan without the consent of any Eligible Employees or Participants; provided, however, that no amendment shall operate retroactively so as to affect adversely any rights to which a Participant may be entitled under the provisions of the Plan as in effect prior to such action. Any such amendment, modification or alteration shall be expressed in an instrument executed by an authorized officer or officers of the Corporation, and shall become effective as of the date designated in such instrument.

7.2 Termination. The Corporation reserves the right to suspend, discontinue or terminate the Plan, at any time in whole or in part; provided, however, that a suspension, discontinuance or termination of the Plan shall not accelerate the obligation to make payments to any person not otherwise currently entitled to payments under the Plan, unless otherwise specifically so determined by the Corporation and permitted by applicable law, relieve the Corporation of its obligations to make payments to any person then entitled to payments under the Plan, or reduce any existing Account balance.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Employment Relationship. For purposes of determining if there has been a Separation from Service, the Employer is defined to include all members of a controlled group of corporations or other business entities within the meaning of Code Sections 414(b) and (c) that includes Teleflex Incorporated, as modified by this Section. A Participant shall be considered to be in the employ of the Employer and its related affiliates and subsidiaries as long as he remains an employee of the Corporation, any subsidiary corporation of the Corporation, or any corporation to which substantially all of the assets and business of the Corporation are transferred. For this purpose, a subsidiary corporation of the Corporation is any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if, as of the date such determination is to be made, each of the corporations other than the last corporation in the unbroken chain owns stock possessing greater than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain. Nothing in the adoption of the Plan or the crediting of deferred compensation shall confer on any Participant the right to continued employment by the Corporation or an affiliate or subsidiary corporation of the Corporation, or affect in any way the right of the Corporation or such affiliate or subsidiary to terminate his employment at any time. Any question as to whether and when there has been a Separation from Service of a Participant’s employment, and the cause of such Separation from Service, shall be determined by the Administrative Committee, and its determination shall be final.

8.2 Facility of Payments. Whenever, in the opinion of the Administrative Committee, a person entitled to receive any payment, or installment thereof, is under a legal disability or is unable to manage his financial affairs, the Administrative Committee shall have the discretionary authority to direct payments to such person’s legal representative or to a relative or friend of such person for his benefit; alternatively, the Administrative Committee may in its discretion apply the payment for the benefit of such person in such manner as the Administrative Committee deems advisable. Any such payment or application of benefits made in good faith in accordance with the provisions of this Section shall be a complete discharge of any liability of the Administrative Committee with respect to such payment or application of benefits.

8.3 Funding. All benefits under the Plan are unfunded and the Corporation shall not be required to establish any special or separate fund or to make any other segregation of assets in order to assure the payment of any amounts under the Plan; provided, however, that in order to provide a source of payment for its obligations under the Plan, the Corporation may establish a grantor trust that qualifies as a so-called “rabbi” trust meeting applicable requirements of Code Section 409A. The Corporation will determine, in its sole discretion, the amount and time of contributions, if any, to a grantor trust. The establishment of a trust does not convey any rights to Participants or their Beneficiaries which are greater than those of the general creditors of the Corporation. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Corporation, and neither the Participant nor his Beneficiary shall have any rights in or against any amounts credited under the Plan or any other specific assets of the Corporation. All amounts credited under the Plan to the benefit of a Participant shall constitute general assets of the Corporation and may be disposed of by the Corporation at such time and for such purposes as it may deem appropriate. Notwithstanding the preceding, upon a Change of Control, the Corporation and each participating Employer shall contribute to a grantor trust meeting the requirements of Code Section 671 within 30 days thereafter, an amount equal to the entire Account balance standing to the credit of each Participant who was a Director of or employed, or formerly employed, by them or any of them, to the extent such a trust does not already exist and contain such amount.

8.4 Anti-Assignment. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge; and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit shall be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits. If a Participant, a Participant’s spouse, or any Beneficiary should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to benefits under the Plan, then those rights, in the discretion of the Administrative Committee, shall cease. In this case, the Administrative Committee may hold or apply the benefits at issue or any part thereof for the benefit of the Participant, the Participant’s spouse, or Beneficiary in such manner as the Administrative Committee may deem proper.

8.5 Unclaimed Interests. If the Administrative Committee shall at any time be unable to make distribution or payment of benefits hereunder to a Participant or any Beneficiary of a Participant by reason of the fact that his whereabouts is unknown, the Administrative Committee shall so certify, and thereafter the Administrative Committee shall make a reasonable attempt to locate such missing person. If such person continues missing for a period of three years following such certification, the interest of such Participant in the Plan shall, in the discretion of the Administrative Committee, be distributed to the Beneficiary of such missing person.

8.6 References to Code, Statutes and Regulations. Any and all references in the Plan to any provision of the Code, ERISA, or any other statute, law, regulation, ruling or order shall be deemed to refer also to any successor statute, law, regulation, ruling or order.

8.7 Liability. The Corporation, and its directors, officers and employees, shall be free from liability, joint or several, for personal acts, omissions, and conduct, and for the acts, omissions and conduct of duly constituted agents, in the administration of the Plan, except to the extent that the effects and consequences of such personal acts, omissions or conduct shall result from willful misconduct. However, this Section shall not operate to relieve any of the aforementioned from any responsibility or liability for any responsibility, obligation, or duty that may arise under ERISA.

8.8 Tax Consequences of Compensation Reductions. The income tax consequences to Participants of Compensation reductions under the Plan shall be determined under applicable federal, state and local tax law and regulation.

8.9 Corporation as Agent for Related Employers. Each corporation which shall become a participating employer pursuant to Section 2.12 by so doing shall be deemed to have appointed the Corporation its agent to exercise on its behalf all of the powers and authority hereby conferred upon the Corporation by the terms of the Plan, including but not limited to the power to amend and terminate the Plan. The Corporation’s authority shall continue unless and until the related employer terminates its participation in the Plan.

8.10 Governing Law; Severability. The Plan shall be construed according to the laws of the Commonwealth of Pennsylvania, including choice of law provisions, and all provisions hereof shall be administered according to the laws of the Commonwealth of Pennsylvania, except to the extent preempted by federal law. A final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In the event that any one or more of the provisions of the Plan shall for any reason be held to be invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein, and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

8.11 Taxes. The Corporation shall be entitled to withhold any taxes from any distribution hereunder or from other compensation then payable, as it believes necessary, appropriate, or required under relevant law.

This Plan has been executed on December 26, 2012.

TELEFLEX INCORPORATED

By:	/s/ Douglas R. Carl
Title:	Director of Benefits